As filed with the Securities and Exchange Commission on October 17, 2008

Registration No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S–8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AERCAP HOLDINGS N.V.
(Exact name of Registrant as specified in its charter)

Netherlands	7359	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Stationsplein 965

1117 CE Schiphol Airport

The Netherlands

+31 20 655 9655

(Address, including zip code, and telephone number, including area code, of the Registrant’s principal executive offices)

2006 EQUITY SHARE INCENTIVE PLAN

(Full Title of Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel. (302) 738–6680

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Douglas A. Tanner, Esq.	Erwin den Dikken
Milbank, Tweed, Hadley & McCloy LLP	Chief Legal Officer
One Chase Manhattan Plaza	Evert van de Beekstraat
New York, NY 10005	1118 CX Schiphol Airport
(212) 530-5000	The Netherlands
+31 20 655 9655

Indicate by check mark whether the registrant is a large accelerated filer, on accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares par value €0.01	1,751,848 shares	$6.35(2)	$11,124,234.80(2)	$437.19
Ordinary Shares par value €0.01	2,500,000 shares	$24.25(3)	$60,625,000.00(3)	$2382.57

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended, there shall also be deemed registered hereby such additional number of ordinary shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices for the ordinary shares as quoted on the New York Stock Exchange on October 10, 2008, of $6.35 per share.

(3)          The Proposed Maximum Offering Price Per Share and Proposed Maximum Aggregate Offering Price are estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the weighted average exercise price of the stock options that have already been issued which are being registered pursuant to this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by Aercap Holdings N.V. (the “Company”), are incorporated herein by reference:

•                                          the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2007 filed with the Commission on March 21, 2007;

•                                          the Company’s current reports on Form 6-K, filed with the SEC on July 14, 2008, July 22, 2008 (relating to AerCap’s freighter conversion program and management transition), September 11, 2008 and October 15, 2008; and

•                                          the description of the Company’s ordinary shares, par value €0.01 per share contained in its Registration Statement on Form 8–A filed with the Commission on November 16, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Company’s ordinary shares set forth under “Description of Ordinary Shares” in the Company’s Registration Statement on Form F–1 (File No. 333–138381), as amended, which was originally filed with the Commission on November 16, 2006.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 6–K shall not be incorporated by reference into this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Copies of these documents are not required to be filed with this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

The Company has a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances.  The Company has also entered into indemnity agreements with each of its board members in which the Company agrees to hold each of them harmless, to the extent permitted by law, from damage resulting from a failure to perform or a breach of duties by the Company’s board members, and to indemnify each of them for serving in any capacity for the benefit of the Company, except in the case of willful misconduct or gross negligence in certain circumstances.

Although Netherlands law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands. The Company’s Articles of Association provide for indemnification of directors and officers by the Company to the fullest extent permitted by Netherlands law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

The indemnification provided above is not exclusive of any rights to which any of the Company’s directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit
No.	Description

4.1

Form of Share Certificate (incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form F–1 (No. 333–138381), as amended, originally filed with the Commission on November 16, 2006) (the “F–1 Registration Statement”)).

5.1	Opinion of NautaDutilh NV
10.13	AerCap Holdings N.V. 2006 Equity Incentive Plan (including form of Stock Option Agreement) (incorporated herein by reference to Exhibit 10.13 of the F–1 Registration Statement).
23.1	Consent of PricewaterhouseCoopers Accountants NV
23.2	Consent of PricewaterhouseCoopers Accountants NV
23.3	Consent of NautaDutilh NV (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.    Undertakings.

(a)                                  The Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post–effective amendment to this Registration Statement:

(i)                                    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement; and

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post–effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on October 17, 2008.

AERCAP HOLDINGS N.V.

By:	/s/ Klaus Heinemann
Name:	Klaus Heinemann
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of AerCap Holdings N.V., hereby severally constitute and appoint James N. Chapman, Klaus W. Heinemann and Robert G. Warden and each of them, our true and lawful attorneys-in-fact, with full power of substitution, for them, together or individually, in any and all capacities, to sign for us and in our names, the Registration Statement on Form S–8 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post–effective amendments), and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, or their substitute, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pieter Korteweg	Chairman of the Board of Directors	October 17, 2008
Pieter Korteweg

/s/ Klaus Heinemann	Chief Executive Officer	October 17, 2008
Klaus Heinemann

/s/ Ronald J. Bolger	Non-Executive Director	October 17, 2008
Ronald J. Bolger

/s/ James N. Chapman	Non-Executive Director	October 17, 2008
James N. Chapman

/s/ W. Brett Ingersoll	Non-Executive Director	October 17, 2008
W. Brett Ingersoll

/s/ Marius J.L. Jonkhart	Non-Executive Director	October 17, 2008
Marius J.L. Jonkhart

/s/ Keith A. Helming	Chief Financial Officer	October 17, 2008
Keith A. Helming

/s/ Cole T. Reese	Chief Accounting Officer	October 17, 2008
Cole T. Reese

/s/ Gerald P. Strong	Non-Executive Director	October 17, 2008
Gerald P. Strong

/s/ David J. Teitelbaum	Non-Executive Director	October 17, 2008
David J. Teitelbaum

/s/ Robert G. Warden	Non-Executive Director	October 17, 2008
Robert G. Warden

/s/ Donald Puglisi	Authorized Representative in the United States	October 17, 2008
Donald Puglisi